Filed Pursuant to Rule 433

Registration No. 333-205558

and 333-205558-01

NextEra Energy Capital Holdings, Inc. Pricing Term Sheet May 2, 2018

Issuer:	NextEra Energy Capital Holdings, Inc.
Designation:	Floating Rate Debentures, Series due May 4, 2021
Registration Format:	SEC Registered
Principal Amount:	$400,000,000
Date of Maturity:	May 4, 2021
Interest Payment Dates:	Quarterly in arrears on February 4, May 4, August 4, and November 4, beginning August 4, 2018
Coupon Rate:	Floating rate based on the Three-Month LIBOR Rate plus 0.48%; reset quarterly on each February 4, May 4, August 4, and November 4, beginning August 4, 2018. The floating rate that will be in effect on the Settlement Date will be determined on May 2, 2018.
Price to Public:	100% of the principal amount thereof
Trade Date:	May 2, 2018
Settlement Date:	May 4, 2018
CUSIP / ISIN Number:	65339K AY6/US65339KAY64

Expected Credit Ratings:*
Moody’s Investors Service Inc.	“Baa1” (stable)
S&P Global Ratings	“BBB+” (stable)

Sole Book-Running Manager:
Wells Fargo Securities, LLC

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*	A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The term “Three-Month LIBOR Rate” has the meaning ascribed to that term in the Issuer’s Preliminary Prospectus Supplement, dated May 2, 2018.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751.